CUMBERLAND MOUNTAIN BANCSHARES, INC.
         MANAGEMENT RECOGNITION PLAN COMMITTEE


                    NOTICE OF AWARD
                    ---------------

     WHEREAS, the Board of Directors of Cumberland Mountain
Bancshares, Inc. (the "Company") has previously adopted the Cumberland Mountain Bancshares, Inc. Management Recognition Plan
(the "Plan"); and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors Barry Litton and Raymond C. Walker as members of the Management Recognition Plan Committee (the "Committee") pursuant to the terms of the Plan, and by resolution dated _______________, 19__ the Committee made awards under the Plan.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective
__________________________:

                             Number of Shares Subject to
    Recipient                      Plan Share Award
    ---------                ---------------------------

____________________                    ____


     AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

_____________, 199__

                      CUMBERLAND MOUNTAIN BANCSHARES, INC.
                      MANAGEMENT RECOGNITION PLAN
                      COMMITTEE


                      By: _________________________
                          Its Chairman